UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K/A

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  April 18, 2012

Portage Resources Inc.

 (Exact name of registrant as specified in its charter)

Nevada	000-52791	75-3244927
(State or Other Jurisdiction	(Commission File Number)	(IRS Employer
of Incorporation)		Identification No.)

Av. Benavides 441 Apto 101B

Miraflores, Lima 18, Peru

 (Address of Principal Executive Officers)

Registrant's telephone number, including area code:  011-511-733-5100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[_] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[_] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[_] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[_] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.01.  CHANGE IN REGISTRANT’S CERTIFYING ACCOUNTANT.

On April 18, 2012, Portage Resources, Inc. (hereinafter known as the “Company”) engaged MNP LLP as the Company’s independent public accounting firm. The decision to engage MNP LLP has been approved by the Company’s Board of Directors. During the two most recent fiscal years and any subsequent period prior to the Company’s engagement of MNP LLP, the Company did not consult MNP LLP regarding matters outlined in Item 304(a)(2).

The previous certified accountants, MADSEN & Associates CPA’s INC. (hereinafter known as “Madsen”), had been the Company’s certifying auditors since inception. During the years ended December 31, 2007, 2008, 2009, 2010 and 2011, and any subsequent interim periods, there were (1) no disagreements on with MADSEN on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, and (ii) no reportable events (as that term is defined in Item 304(a)(1)(v) of Regulations S-K).

The Company’s engagement of MNP LLP as the new certified accountants results in the dismissal of service of MADSEN. The Company has provided Madsen with a copy of the 8K disclosure. The Company has requested that MADSEN furnish the Company with a letter stating whether or not MADSEN agrees with the above statements. MADSEN’s letter is attached as an exhibit to this report as Exhibit 16.1

During the past two years, MADSEN’s report on the Company’s financial statements did not contain any adverse opinion or disclaimer of opinion nor were they qualified or modified as to uncertainty, audit scope or accounting principles other than a going concern qualification.

The Company acknowledges that it is responsible for the adequacy and accuracy of the disclosure in the filing. SEC Staff Comments or Changes to disclosure in response to Staff Comments do not foreclose the Commission from taking any action with respect to the filing. The Company also acknowledges that it may not assert Staff Comments as a defense in any proceeding initiated by the Commission or any person under the Federal Securities Laws of the United States.

Item 9.01. Financial Statements and Exhibits

Exhibits

The following document is filed as an exhibit to this Report.

Exhibit Designation	Description of Exhibit
16.1	Letter dated May 3, 2012 addressed to the Securities and Exchange Commission from Madsen & Associates CPAs Inc.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this current report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 3, 2012	Portage Resources Inc.

/s/ Paul Luna Belfiore
PAUL LUNA BELFIORE
Chief Executive Officer, Chief Financial Officer, President, Secretary, Treasurer and Director

3